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               [LETTERHEAD OF HOLME ROBERTS & OWEN APPEARS HERE]


                              February 12, 1996


Key Production Company, Inc.
One Norwest Center, 20th Floor
1700 Lincoln Street
Denver, Colorado 80203-4520
Attention: Monroe W. Robertson

Gentleman:

      Reference is made to the registration statement on Form S-4, filed with the Securities and Exchange Commission (the "Commission") on February 12, 1996 by Key Production Company, Inc., a Delaware corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 2,800,000 shares of the Company's common stock, $0.25 par value (the "Common Stock").

      As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of the Common Stock to be sold by the Company pursuant to the prospectus contained in the Registration Statement (the "Prospectus") have been validly authorized for issuance and, when issued against receipt of the purchase price described in the Prospectus, will be legally issued, fully paid and nonassessable.

      We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption, "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Act or under the rules and regulations of the Commission.

      We do not express an opinion on any matter other then those expressly set forth in this letter

                                       Very truly yours,

                                       Holmes Roberts & Owen LI.C


                                       By /s/ Nick Nimmo
                                         ------------------------------
                                         Nick Nimmo, Member